Exhibit 5.1

May 25, 2021

UGI Corporation

460 North Gulph Road

King of Prussia, PA 19406

Re:    Offering of Convertible Preferred Stock

Ladies and Gentlemen:

I, Jessica Milner, serve as Deputy General Counsel of UGI Corporation, a Pennsylvania corporation (the “Company”). My opinion has been requested in connection with the Company’s filing, on May 18, 2021, with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement (as amended and supplemented, the “Prospectus Supplement”) pursuant to a registration statement on Form S-3 (File No. 333-256180) (as amended, the “Registration Statement”), including a base prospectus (such base prospectus, together with the Prospectus Supplement, the “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration of certain securities, including up to 2,200,000 equity units of the Company, each initially consisting of a unit referred to as a Corporate Unit (collectively, the “Corporate Units”) consisting of (i) a Common Stock Purchase Contract (each a “Purchase Contract”) to be issued under the Purchase Contract and Pledge Agreement, dated as of May 25, 2021 (the “Purchase Contract Agreement”), by and between the Company and U.S. Bank National Association, as Purchase Contract Agent (in such capacity, the “Purchase Contract Agent”), Collateral Agent, Custodial Agent and Securities Intermediary, and (ii) a 10% undivided beneficial interest in one share of 0.125% Series A Cumulative Perpetual Convertible Preferred Stock, no par value, of the Company (the “Convertible Preferred Stock”). The shares of Convertible Preferred Stock are being issued pursuant to the Certificate of Designations of the Convertible Preferred Stock, as filed by the Company with the Secretary of State of the State of Pennsylvania on May 25, 2021 (the “Convertible Preferred Stock Certificate of Designations”). The Convertible Preferred Stock will be convertible into (i) either (x) shares of 0.125% Series B Cumulative Perpetual Preferred Stock, no par value, of the Company (the “Series B Preferred Stock”) or (y) cash and (ii) in certain circumstances, shares of the Company’s common stock, no par value (the “Common Stock”). The shares of Series B Preferred Stock will be issued pursuant to the Certificate of Designations of the Series B Preferred Stock, as filed by the Company with the Secretary of State of the State of Pennsylvania on May 25, 2021 (the “Series B Preferred Stock Certificate of Designations”). The Corporate Units include the 200,000 Corporate Units that the Underwriters (as defined below) purchased pursuant to the underwriting agreement (the “Underwriting Agreement”), dated as of May 25, 2021, between the Company and the representatives of the underwriters named therein (the “Underwriters”).

May 25, 2021

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

I have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. I am opining herein as to the Pennsylvania Business Corporation Law, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof:

1. The shares of Common Stock initially issuable upon settlement of such Purchase Contracts, when such shares are issued against payment therefor in accordance with the terms of the Purchase Contract Agreement, will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, I have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Pennsylvania.

2. The shares of Convertible Preferred Stock forming part of the Corporate Units, when such shares are issued in accordance with the terms of the Purchase Contract Agreement against payment for such Corporate Units in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, I have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Pennsylvania.

3. Assuming that the Convertible Preferred Stock forming part of the Corporate Units is issued in accordance with the terms of the Purchase Contract Agreement against payment for such Corporate Units in accordance with the Underwriting Agreement, the shares of Common Stock initially issuable upon conversion of such Convertible Preferred Stock, when such shares are issued in accordance with the terms of the Convertible Preferred Stock Certificate of Designations, will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, I have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Pennsylvania.

May 25, 2021

4. Assuming that the Convertible Preferred Stock forming part of the Corporate Units is issued in accordance with the terms of the Purchase Contract Agreement against payment for such Corporate Units in accordance with the Underwriting Agreement, the shares of Series B Preferred Stock initially issuable upon conversion of such Convertible Preferred Stock, when such shares are issued in accordance with the terms of the Convertible Preferred Stock Certificate of Designations and the Series B Preferred Stock Certificate of Designations, will be validly issued, fully paid and non-accessible. In rendering the foregoing opinion, I have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Pennsylvania.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference me contained in the Prospectus under the heading “Legal Matters.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

By:	/s/ Jessica Milner
Name: Jessica Milner Title: Deputy General Counsel